As filed with the Securities and Exchange Commission on September 15, 2011

Registration No. 333-176442

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genomatica, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2860	33-0831527
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10520 Wateridge Circle

San Diego, California 92121

(858) 824-1771

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christophe H. Schilling, Ph.D.

President and Chief Executive Officer

Genomatica, Inc.

10520 Wateridge Circle

San Diego, California 92121

(858) 824-1771

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Coll, Esq. Charles S. Kim, Esq. Charles J. Bair, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Allison B. Spinner, Esq. Richard Cameron Blake, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.0001 par value per share	$100,000,000	$11,610(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Genomatica, Inc. has prepared this Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-176442) solely for the purpose of filing Exhibits 10.16, 10.17, 10.18, 10.19, 10.20, 10.21 and 10.22 to the Registration Statement and updating Item 16 of the Registration Statement and the Exhibit Index accordingly. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Genomatica, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the FINRA filing fee and the Nasdaq Global Market filing fee.

Amount paid or to be paid
SEC registration fee		$11,610
FINRA filing fee		10,500
Nasdaq Global Market filing fee		25,000
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The Registrant incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provided indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;

•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock

•

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

•

indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

•	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

•	indemnification in violation of any undertaking required by the Securities Act of 1933, as amended (the “Securities Act”) or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent sales of unregistered securities.

The following sets forth information regarding all unregistered securities sold by the Registrant since January 1, 2007:

(1)	In June 2007, the Registrant issued 200,000 shares of its common stock at a purchase price of $0.10 per share to Cooley LLP in connection with the exercise of a warrant.

(2)	In July 2007, the Registrant issued and sold to investors an aggregate of 13,362,730 shares of Series B preferred stock, at a purchase price of $1.4967 per share, for aggregate consideration of $19,999,998. Upon the closing of this offering, these shares will convert into 14,967,814 shares of common stock.

(3)	In April 2008, in connection with the appointment of Christopher Gann as the Registrant’s then-current Chief Executive Officer, the Registrant issued and sold to Mr. Gann 266,840 shares of Series B preferred stock, at a purchase price of $1.4967 per share, for aggregate consideration of $399,379. Upon the closing of this offering, these shares will convert into 298,891 shares of common stock.

(4)	In January 2010, the Registrant issued and sold to investors an aggregate of 14,492,756 shares of Series C preferred stock, at a purchase price of $1.035 per share, for aggregate consideration of $15,000,002. Upon the closing of this offering, these shares will convert into 14,492,756 shares of common stock.

(5)	The Registrant issued and sold to investors an aggregate of 24,453,864 shares of Series C-1 preferred stock at four closings in December 2010, January 2011, February 2011 and April 2011, at a purchase price of $1.8402 per share, for aggregate consideration of $45,000,001. Upon the closing of this offering, these shares will convert into 24,453,864 shares of common stock.

(6)	In June 2011, in connection with the Registrant’s equipment loan and security agreement with TriplePoint Capital, LLC, the Registrant issued a warrant to purchase up to an aggregate of 108,683 shares of the Registrant’s Series C-1 preferred stock, with an initial exercise price of $1.8402 per share. Upon the closing of this offering, this warrant will be exercisable for 108,683 shares of common stock at an exercise price of $1.8402 per share.

(7)	From January 1, 2008 to September 28, 2008, the Registrant granted stock options under its 1998 Equity Incentive Plan to purchase 580,097 shares of common stock (net of expirations and cancellations) to its employees, directors and consultants, having exercise prices of $0.16 per share and issued 10,000 shares of common stock to Michele Floriani, a consultant of the Registrant, pursuant to a restricted stock award. Of these, options to purchase 196,242 shares of common stock have been exercised through August 15, 2011, for aggregate consideration of $31,399 and all shares of common stock issued pursuant to the restricted stock award have vested.

(8)	From September 29, 2008 to August 15, 2011, the Registrant granted stock options under its 2008 Equity Incentive Plan (the “2008 Plan”) to purchase 8,574,200 shares of common stock (net of expirations and cancellations) to its employees, directors and consultants, having exercise prices ranging from $0.16 to $1.80 per share. Of these, options to purchase 354,326 shares of common stock have been exercised through August 15, 2011, for aggregate consideration of $69,904.

The offers, sales and issuances of the securities described in paragraphs (1), (2), (3), (4), (5) and (6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about the Registrant.

The offers, sales and issuances of the securities described in paragraphs (7) and (8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Registrant’s employees, directors or bona fide consultants and received the securities under the 2008 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit number	Description of document

1.1†	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3(1)	Amended and Restated Bylaws, as currently in effect.

3.4†	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1†	Form of Common Stock Certificate of the Registrant.

4.2(1)	Form of Warrant to purchase Preferred Stock issued to TriplePoint Capital LLC on June 20, 2011.

5.1†	Opinion of Cooley LLP.

10.1+†	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.2+(1)	Genomatica, Inc. 1998 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.3+(1)	Genomatica, Inc. 2008 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.4+†	Genomatica, Inc. 2011 Equity Incentive Plan and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.5+†	Genomatica, Inc. 2011 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6+†	Employment Agreement by and between the Registrant and Christophe H. Schilling, Ph.D. dated February 20, 2008.

10.7+†	Employment Agreement by and between the Registrant and William H. Baum dated August 5, 2010.

10.8+†	Employment Agreement by and between the Registrant and Mark J. Burk, Ph.D. dated February 20, 2008.

10.9+†	Employment Agreement by and between the Registrant and Michael E. Keane dated June 30, 2011.

Exhibit number	Description of document

10.10(1)	Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated April 18, 2008.

10.11(1)	First Amendment to Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated October 1, 2008.

10.12(1)	Second Amendment to Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated November 25, 2009.

10.13(1)	Genomatica Lease Expansion Memorandum of Understanding (supplementing Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated April 18, 2008, as amended), dated March 8, 2010.

10.14(1)	Third Amendment to Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated May 5, 2011.

10.15(1)	Memorandum of Understanding (supplementing Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated April 18, 2008, as amended), executed June 17, 2011.

10.16*	License Agreement by and between the Registrant and The Regents of the University of California, dated December 20, 2001, as amended on February 14, 2002.

10.17*	License Agreement by and between the Registrant and The Penn State Research Foundation, dated February 12, 2002, as amended on June 26, 2003 and May 17, 2005.

10.18*	Joint Development Agreement by and between the Registrant and WM Organic Growth, Inc., dated December 1, 2010.

10.19*	Supply Rights Agreement by and between the Registrant and Waste Management National Services, Inc., dated December 1, 2010.

10.20*	Joint Development Agreement by and between the Registrant and Tate & Lyle Ingredients Americas, Inc., dated March 15, 2011.

10.21*	Services Agreement by and between the Registrant and Tate & Lyle Ingredients Americas, Inc., dated March 15, 2011.

10.22*	Joint Development Agreement by and between the Registrant and Chemtex Italia S.r.l., dated April 15, 2011.

23.1(1)	Consent of Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.
(1)	Previously filed.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 15th day of September, 2011.

GENOMATICA, INC.

By:	/S/ CHRISTOPHE H. SCHILLING, PH.D.
Christophe H. Schilling, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHRISTOPHE H. SCHILLING, PH.D. Christophe H. Schilling, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	September 15, 2011

/S/ MICHAEL E. KEANE Michael E. Keane	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2011

/S/ WILLIAM H. BAUM* William H. Baum	Chief Business Development Officer and Executive Chairman of the Board of Directors	September 15, 2011

/S/ WARREN CLARK* Warren Clark	Member of the Board of Directors	September 15, 2011

/S/ JOSHUA L. GREEN* Joshua L. Green	Member of the Board of Directors	September 15, 2011

Signature	Title	Date

/S/ THOMAS J.G. HUOT, PH.D.* Thomas J.G. Huot, Ph.D.	Member of the Board of Directors	September 15, 2011

/S/ PATRICK MCCROSKEY, PH.D.* Patrick McCroskey, Ph.D.	Member of the Board of Directors	September 15, 2011

/S/ J. LEIGHTON READ, M.D.* J. Leighton Read, M.D.	Member of the Board of Directors	September 15, 2011

/S/ MICHAEL J. SAVAGE* Michael J. Savage	Member of the Board of Directors	September 15, 2011

*    Pursuant to Power of Attorney

By:	/S/ CHRISTOPHE H. SCHILLING, PH.D.
Christophe H. Schilling, Ph.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit number	Description of document

1.1†	Form of Underwriting Agreement.

3.1(1)	Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†	Form of Amended and Restated Certificate of Incorporation to become effective upon closing of this offering.

3.3(1)	Amended and Restated Bylaws, as currently in effect.

3.4†	Form of Amended and Restated Bylaws to become effective upon closing of this offering.

4.1†	Form of Common Stock Certificate of the Registrant.

4.2(1)	Form of Warrant to purchase Preferred Stock issued to TriplePoint Capital LLC on June 20, 2011.

5.1†	Opinion of Cooley LLP.

10.1+†	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.2+(1)	Genomatica, Inc. 1998 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.3+(1)	Genomatica, Inc. 2008 Equity Incentive Plan, as amended, and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.4+†	Genomatica, Inc. 2011 Equity Incentive Plan and Form of Stock Option Agreement, Notice of Exercise and Form of Stock Option Grant Notice thereunder.

10.5+†	Genomatica, Inc. 2011 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6+†	Employment Agreement by and between the Registrant and Christophe H. Schilling, Ph.D. dated February 20, 2008.

10.7+†	Employment Agreement by and between the Registrant and William H. Baum dated August 5, 2010.

10.8+†	Employment Agreement by and between the Registrant and Mark J. Burk, Ph.D. dated February 20, 2008.

10.9+†	Employment Agreement by and between the Registrant and Michael E. Keane dated June 30, 2011.

10.10(1)	Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated April 18, 2008.

10.11(1)	First Amendment to Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated October 1, 2008.

10.12(1)	Second Amendment to Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated November 25, 2009.

10.13(1)	Genomatica Lease Expansion Memorandum of Understanding (supplementing Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated April 18, 2008, as amended), dated March 8, 2010.

10.14(1)	Third Amendment to Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated May 5, 2011.

10.15(1)	Memorandum of Understanding (supplementing Wateridge Summit Lease Form by and between the Registrant, Wateridge Goodman Investors, LLC and Wateridge Kiffmann Investors, LLC, dated April 18, 2008, as amended), executed June 17, 2011.

10.16*	License Agreement by and between the Registrant and The Regents of the University of California, dated December 20, 2001, as amended on February 14, 2002.

Exhibit number	Description of document

10.17*	License Agreement by and between the Registrant and The Penn State Research Foundation, dated February 12, 2002, as amended on June 26, 2003 and May 17, 2005.

10.18*	Joint Development Agreement by and between the Registrant and WM Organic Growth, Inc., dated December 1, 2010.

10.19*	Supply Rights Agreement by and between the Registrant and Waste Management National Services, Inc., dated December 1, 2010.

10.20*	Joint Development Agreement by and between the Registrant and Tate & Lyle Ingredients Americas, Inc., dated March 15, 2011.

10.21*	Services Agreement by and between the Registrant and Tate & Lyle Ingredients Americas, Inc., dated March 15, 2011.

10.22*	Joint Development Agreement by and between the Registrant and Chemtex Italia S.r.l., dated April 15, 2011.

23.1(1)	Consent of Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.
(1)	Previously filed.